Securities Exchange Act of 1934 -- Form 8-K



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report:
                                 April 26, 2001
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                      CBL & ASSOCIATES PROPERTIES, INC.
--------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


      Delaware                   1-12494                  62-1545718
---------------------     ---------------------     ---------------------
   (State or other           (Commission                (IRS Employer
   jurisdiction of           File Number)               Identification
   incorporation)                                       Number)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
------------------------------------------------------------------------
                (Address of principal executive offices)


            Registrant's telephone number, including area code:
                              (423) 855-0001
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                              Page 1

                        CBL & ASSOCIATES PROPERTIES, INC.
                             Conference Call Outline
                               First Quarter 2001
                                 April 26, 2001
                                   10:00 a.m.



Good morning. We appreciate your participation in today's call to discuss our results for the first quarter of 2001. With me today is Stephen Lebovitz, our President, and Kelly Sargent, our Director of Investor Relations, who will first read our Safe Harbor disclosure.

This conference call contains "forward-looking" statements within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. During our discussion today, references made to per share is based upon a fully diluted converted share. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

I would like to note that a transcript of today's comments including the balance sheet, schedule of properties under construction and comprehensive debt schedule, will be filed as a form 8K later this morning, and will be available upon request, as well as available for replay on the Internet through a link on our website at cblproperties.com.

Thank you Kelly.

Income Statement Review
-----------------------

The first quarter of 2001 was quite a significant quarter for CBL and its shareholders. On January 31, we completed the acquisition of The Richard E. Jacobs Group interests as well as affiliated interests in 21 malls and two associated centers. In addition we acquired the 50% interest in Madison Square Mall in Huntsville, AL that we did not already own. These transactions brought our portfolio to 158 properties containing 56.2 million square feet in 26 states. This acquisition affords us growth opportunities in every aspect of our business.

Integration of the newly acquired properties is progressing as planned. However as we said in our outlook for the fourth quarter of 2000, tenant bankruptcies and store closings are continuing and will result in short-term adverse impacts, although we continue to believe they will create long-term opportunities. In the first quarter bankruptcies and store closings impacted FFO, occupancy levels as well as NOI.

The 8% increase in FFO per share for the first quarter of 2001 consisted of the following:

1. Improved operations in our portfolio, or internal growth, accounted for 10.9% of this increase. This growth resulted primarily from increased tenant recoveries, releasing and increased temporary and sponsorship income.

2. External growth accounted for 89.1%. Of the increase, 6.1% is from the opening of one mall expansion, one associated center, two community centers and the acquisition of two community centers, all of which occurred during the last fifteen months. 83% was due to the acquisition of the 21 malls, two associated centers and the additional 50% interest in Madison Square Mall.

3. Percentage rent during the first quarter of 2001 declined by 12.7% compared to the same period one year ago. This was a result of our policy of aggressively converting percentage rent to minimum rent and also a result of slowing retail sales.

4. With the acquisition completed, our share count including fully diluted and converted shares and units increased by 21.6% to a total of 49,682,396. Operating units and SCU's at the end of the first quarter stood at 24,385,863. Our FFO calculation is based upon the fact that these SCU's are common units.

Other financial highlights for the quarter were:

1. Income from operations increased 25% to $23.8 million for the quarter from $18.9 million for the same period a year ago.

2. Our same-center NOI of 9.8% in the first quarter of 2000 was a record for our company. The 3.7% NOI growth that we achieved in the first quarter did not have the benefit of the $1.5 million increase in percentage rent that we experienced one year ago.

3. Our cost recovery ratio increased to 99.2% year to date compared with 95.3% for the same period last year.

Before consideration of outparcel sales, our dividend payout ratio for the quarter was 56.7% compared to 58.6% last year. Including outparcel sales, the payout ratio was 55.5% compared to 56.7% for the same period last year. Also not included in the company's FFO calculation are gains on the sale of depreciable assets, which were $2.9 million for the first quarter this year.

Capital Structure
-----------------
Though the details of our capital structure are listed in our earnings release, I will highlight a couple of areas. Consistent with our strategy, we convert variable rate debt to long-term non-recourse debt as soon as feasible once an asset is stabilized in order to eliminate interest rate risk when possible.

Subsequent to the end of the quarter we finalized a commitment to refinance the recently acquired Fayette Mall in Lexington, KY, with a new loan for $98 million at an interest rate of 7% for a ten-year term. The existing loan is for $64.5 million at an interest rate of 7.6%. We are also increasing the loan by $30 million on Brookfield Mall in Milwaukee, WI, at an interest rate of 6.87% for a five-year term to coincide with the maturity of the existing first mortgage. We also finalized a loan application for Asheville Mall in Asheville, NC, which we expect to close early in the third quarter. The current floating rate loan is libor priced and will be replaced with a ten year fixed rate loan at an interest rate of 6.98%. Though this fixed rate loan will adversely affect FFO annually by $1.1 million or $0.02 per share, this is consistent with our philosophy of placing long-term debt on properties as soon as stabilization occurs.


     Effective January 1, 2001, the Company implemented Statement on Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". This new policy had no earnings impact on us.

A good indication of the strength of our balance sheet is the fact that, excluding normal principal amortization, we have only $14 million of debt maturities during the remainder of this year in our core portfolio. With the newly acquired assets we have three properties to refinance this year. They are:

         Mall                                Debt      Int. Rate
         ---------------------------------------------------------------
         Columbia Mall, Columbia, SC        $39.5m      9.71%
         Regency Mall, Racine, WI           $36.0m     13.26%
         Regency Mall, Racine, WI           $  4.0m     7.00%
         Eastgate Mall, Cincinnati, OH      $55.0m      7.50%
         -------------------------------------------------
         Total                             $134.5 million

In addition we are also negotiating to refinance or retire several other loans that have higher interest rates.

Our EBITDA coverage ratio was 2.30 times interest expense this quarter compared with 2.54 for the same quarter one year ago. One of the significant factors contributing to the lower EBITDA coverage ratio was the 17 basis point average interest rate increase.

Capital Expenditures
--------------------
During the first quarter, we spent $3.7 million on revenue generating capital expenditures, $1.4 million on revenue neutral expenditures and $400,000 on revenue enhancing capital expenditures. The revenue neutral and revenue enhancing capital expenditures are primarily remodeling and renovation costs the majority of which are recovered from tenants. For the combined portfolio, we are projecting to spend $25 million in revenue generating, $28 in revenue neutral and $24 million on revenue enhancing expenditures in calendar year in 2001.

Our proactive strategy of renovating and updating our properties continues. At Meridian Mall, Marshall Field's, formerly Hudson's, is completing a 50,000 square foot expansion of their store and we are also adding a Galyan's and a Schuler's Books and completing the mall renovation. This year our redevelopment plans include renovations at Cary Towne Center in Raleigh-Durham, NC, Fashion Square Mall, Saginaw, MI and Burnsville Center, in Burnsville, MN. The renovations of Cary Towne Center and Fashion Square Mall will begin this June. These expenditures are representative of our commitment to investing in our properties to enhance our long-term return on capital.

Improved Operations - Internal Growth
-------------------------------------
During the first quarter, community centers once again reported the highest occupancy at 97.8%. Our new mall occupancy calculation now excludes Parkway Place, where on April 30 we will be demolishing all of the small shops to make way for construction of the new mall. At Parkway Place, construction on the new Parisian department store is now well underway and it is scheduled to open this August.

I will now call on Stephen Lebovitz to discuss the retail outlook and sales, developments, dispositions and acquisitions.

Retail Outlook
--------------

Store closings, bankruptcy filings, and outright liquidations by retailers have been almost weekly occurrences since the first of the year. While these events are adverse to FFO in the short-term, we anticipate that these will provide us with long-term opportunities. For example, Montgomery Ward's store closings generated much excitement by many retailers. Next week we will be announcing several department store replacements in our portfolio, representative of the retailer demand for well-located, dominant regional malls.

During March the May Company entered the Nashville market with Hecht's replacing Proffit's. We are very excited about this new retailer coming to Tennessee and locating in our properties. The three properties in Nashville are CoolSprings Galleria, Hickory Hollow Mall and RiverGate Mall and all three malls have already experienced increased traffic, as Hecht's is highly promotional.

On the theater front, let us bring you up to date on what is occurring. To recap previous announcements, we have 5 theaters that have closed. We are finalizing lease commitments or development plans at three locations, Post Oak Mall in College Station, TX, Burnsville Center in Burnsville, MN, and CoolSprings Crossing in Nashville, TN. There are two closed General Cinema theaters in the newly acquired portfolio, Columbia Mall in Columbia, SC and Hanes Mall in Winston-Salem, NC. Harcourt General guarantees these General Cinema leases and we anticipate no disruption in rental receipts.

Last year, Paul Harris filed for bankruptcy. CBL's now expanded portfolio has 20 Paul Harris locations, with 99,000 square feet, accounting for $2.6 million in total annual revenues. All of these stores will be closed by the end of May. Our leasing team is focused on these prime mall locations because of the significant impact to us.

Home Place by Waccamaw also notified us of their Chapter 11 filing. We have three locations in our portfolio, two of which closed and are no longer paying rent. The closed Home Place stores are located at Cortlandt Towne Center in Cortlandt, NY and Kingston Overlook in Knoxville, TN and had a combined annual rent of $1.7 million. We have released the Cortlandt store to Linens N' Things at approximately the same rent with an opening no later than October 1 of this year.

Shopko closed their store at the Kentucky Oaks Mall in Paducah, Kentucky managed by The Cafaro Company. Shopko built their own store and we believe they will protect their investment, as the building is on a ground lease for which they are only paying the equivalent of $2.30 per square foot of building rent.

Retail Sales
------------
The economic slowdown has been in the headlines for months. Given this challenging environment we were pleased to report that our same store sales growth for the quarter was 1.9%.

Occupancy costs as a percentage of sales at our malls was 14.3% for the three months ending March 31, 2001 compared to 15.2% for the same period one year ago. At the end of the first quarter the occupancy cost in the newly acquired malls was only 12%.

     We had the opportunity to meet yesterday with Allen Questrom, Chairman and CEO, and Vanessa Castagna, Chief Merchant of JC Penney at their headquarters in Dallas. According to Mr. Questrom, JC Penney is focusing its efforts on its middle-income core customer with household incomes between $30,000 and $80,000. They have centralized certain functions such as marketing and buying and are also committed to improving their merchandising strategy and productivity. They are broadening their merchandising mix to include housewares and more children's products and are renovating 25% of their stores this year and will be remodeling their stores in some of our malls in conjunction with our mall renovations. Their goal is to achieve 2% compounded annual sales growth as well as a 3% decrease in G&A, which would generate a substantial increase in their net income. This meeting was very encouraging in that JC Penney's commitment like ours is focused on middle market malls and gave us confidence that Mr. Questrom is the kind of dynamic leader that JC Penney needs.

Leasing
-------
In the first quarter our leasing results are based on releasing of approximately 369,000 square feet of comparable space in the combined portfolio. This included 246,000 square feet in the core mall portfolio with average renewal rents for the quarter increasing 16.3% over the prior base and percentage rent in the malls, 2.8% in associated centers, and 10.5% in the community centers. In the acquired portfolio we leased approximately 123,000 square feet of comparable space. Continued strength in renewal leasing is an integral component of internal growth as the square footage that is scheduled to roll over in our properties this year is released. We have a total of 1.6 million square feet rolling over in the combined portfolio, of which a significant portion has already been released.

Developments
------------
Currently we have 1.3 million square feet under construction, which includes The Lakes Mall in Muskegon, MI; Parkway Place in Huntsville, AL; two mall expansions, Meridian Mall in Lansing, MI and Springdale Mall in Mobile, AL. These four projects represent a total investment of approximately $156 million, of which $96.2 million has been invested through March 31, 2001. Construction loans are in place for the remaining costs. Initial unleveraged yields on these centers are expected to range from 9% to 11% after management and development fees.

Subsequent to the first quarter, we opened Creekwood Crossing, a 404,000 square foot community center located in Bradenton, Florida. Creekwood Crossing, opened 97% leased and committed and opened with a yield of 11% based on a cost of $20 million.

Our mall development pipeline today includes the Mall of South Carolina in Myrtle Beach, which is a joint venture with the landowner, Burroughs & Chapin. As we have discussed in previous calls, proceedings concerning permitting and the establishment of government funding levels for certain infrastructure improvements have delayed this project. The case was heard in January before the South Carolina Supreme Court, and we anticipate a decision to be rendered within 90 to 120 days, which should allow for a Fall 2003 opening assuming that construction commences later this year. We are cautiously optimistic that the decision will be favorable.

Acquisitions/Dispositions
-------------------------
During the first quarter, we also negotiated the additional buyout of third party partners interest in Madison Square Mall in Hunstville, AL. We acquired the 50% interest in the mall, bringing our total ownership of that project to 100%. The consideration for this buyout was paid for with 603,344 SCU's and the assumption of $23.8 million of additional non-recourse debt.

During the last quarter we sold approximately $11.7 million of community center assets, with a $2.9 million gain. The majority of the sales proceeds have been escrowed for future use in a 1031 like kind exchange for a third party interest in one of the newly acquired malls. This transaction should close in August of this year and will enable us to own 100% of this asset in a tax sensitive way. The centers sold were Jean Ribaut Square in Beaufort, SC and Bennington Place in Roanoke, VA. Although this results in a short-term reduction in FFO, these transactions enable us to maximize return on our capital. We continue to pursue additional dispositions of select community centers in "one-off' transactions and will report those as they occur. The select disposition of assets continues to be a priority for us, but we will only do so if the transaction enhances shareholder value.

Today we are fully operational in our leasing, management, marketing, and all other aspects of the newly acquired properties. Our leasing team has added seven new leasing managers and a tenant coordinator and implemented its new regional structure. These new employees have been assigned since January 1 to these properties. Our property management team has been very active in the mentoring program whereby the management team from one of the existing malls is working on a daily basis with a new management team to assist in achieving a seamless integration.

Thank you Stephen.

Outlook
-------

|X|           As a result of our new acquisitions we have increased our staff in almost all areas of our company. Fresh ideas and new people have enhanced the energy level and competitive spirit within our organization.
|X|           The recent Federal Reserve interest rate cuts provide us with a window of opportunity to refinance many of our assets on more favorable terms.
|X|           Although the economy has slowed, retailers are continuing to expand and create new concepts and thus new opportunities for us.
|X|           As we stated in our earnings release, based upon first quarter results, and considering tenant bankruptcies plus the state of the economy, we expect that our results for the second and third quarter of 2001 may be at the lower end of the current range of published estimates. We are comfortable with a range of FFO per share of $3.92 to $3.95 for 2001.

         That concludes our conference call. We will be glad to answer questions.



                   Renewal Leasing for the First Quarter 2001

                           Prior PSF
                       Rent & Percentage        New PSF             New PSF         % Change      %Change
                             Rent               Rent-Initial          Rent-Avg.      Initial       Average

Core Malls                  $20.29               $22.78               $23.59         12.2          16.3

Acquired Malls               24.91               $23.19               $23.29         (6.9)         (6.1)

Associated Centers           13.24                13.97               13.52           2.4           2.8

Community Centers           10.74                11.75                11.82           9.8          10.5



        Total Leasing Compared to Tenants Vacating for First Quarter 2001

                          Leased         Avg. Rate       Vacated       Avg. Rate
                          ------         ---------       -------       ---------
Malls                    370,851          $25.41          133,306        $22.89

Associated Centers        21,537           12.94           5,816         11.12

Community Centers         54,540           12.15           9,099         10.87



Properties Under Construction - As of March 31, 2001
==================================================================================

Property                   Location         Sq. Ft.   Amount         Initial  Yld.
The Lakes Mall             Muskegon, MI     610,000  $40,416,000        9.5%
Parkway Place*             Huntsville, AL   633,000* $42,262,000        9%

                                           --------   ----------
Total                                     1,243,000  $84,678,000
                                            =======  ===========


*50% share of JV w/ Colonial ** 250,000 New Square Feet


                        CBL & Associates Properties, Inc.
                  Mortgage Loans Outstanding and Interest Rate
                              As Of March 31, 2001

                                                   MORTGAGE    INTEREST     ANNUAL
                CENTER                           NOTE PAYABLE    RATE      INTEREST
CONVENTIONAL FIXED RATE
CONSOLIDATED:
34TH ST CROSSING                                  $  1,418,755   10.625%   $  150,743
58 CROSSING                                            602,637   10.125%       61,017
BENNINGTON PLACE                                       501,815   10.250%       51,436
BJ'S PLAZA                                           3,073,366   10.400%      319,630
BONITA CROSSING                                      9,024,769    6.820%      615,489
BONITA LAKES MALL                                   28,802,455    6.820%    1,964,327
BRIARCLIFF SQUARE                                    1,540,180   10.375%      159,794
BROOKFIELD SQUARE                                   46,213,008    7.908%    3,654,525
BURNSVILLE CENTER                                   73,940,550    8.000%    5,915,244
CARY TOWNE CENTER                                   62,388,846    8.365%    5,218,827
CEDAR BLUFF CROSSING                                 1,101,532   10.625%      117,038
CHERRYVALE MALL                                     48,894,759    7.375%    3,605,988
CITADEL MALL                                        33,786,810    7.390%    2,496,845
COLLEGE SQUARE                                      14,538,751    6.750%      981,366
COLLETON SQUARE                                        894,062    9.375%       83,818
COLLINS PARK COMMONS                                   727,264   10.250%       74,545
COOLSPRINGS GALLERIA                                64,314,194    8.290%    5,331,647
CORTLAND TOWNE CENTER                               51,698,018    6.900%    3,567,163
COSBY STATION                                        3,921,469    8.500%      333,325
COURTYARD AT HICKORY HOLLOW                          4,349,631    6.770%      294,470
EAST RIDGE CROSSING                                    624,679   10.125%       63,249
EASTGATE MALL                                       42,664,971    7.500%    3,199,873
FASHION SQUARE                                      39,190,525    8.620%    3,378,223
FAYETTE MALL                                        64,115,036    7.600%    4,872,743
FRONTIER MALL                                        1,450,190   10.000%      145,019
GREENPORT TOWNE CENTER                               4,126,161    9.000%      371,354
HAMILTON CORNER                                      3,022,472   10.125%      306,025
HAMILTON PLACE                                      69,888,487    7.000%    4,892,194
HANES MALL                                         117,559,175    7.310%    8,593,576
HENDERSON SQUARE                                     6,242,911    7.500%      468,218
HICKORY HOLLOW MALL                                 93,430,073    6.770%    6,325,216
JANESVILLE MALL                                     15,836,189    8.375%    1,326,281
JEFFERSON MALL                                      34,942,670    8.829%    3,085,053
LONGVIEW CROSSING                                      398,485   10.250%       40,845
MADISON PLAZA                                        1,439,475   10.125%      145,747
MADISON SQUARE                                      47,550,486   10.125%    4,814,487
MIDLAND MALL                                        35,003,853    8.630%    3,020,832
NORTH HAVEN CROSSING                                 6,593,398    9.550%      629,670
NORTHWOODS MALL                                     42,143,411    9.566%    4,031,439
NORTHWOODS PLAZA                                     1,163,794    9.750%      113,470
OAK HOLLOW MALL                                     49,299,884    7.310%    3,603,821
OLD HICKORY MALL                                    22,091,215    8.250%    1,822,525
PARK PLACE                                             859,825   10.000%       85,983
PARKDALE MALL                                       44,843,376    8.080%    3,623,345
PERIMETER PLACE                                      1,345,286   10.625%      142,937
REGENCY MALL                                        23,067,987   11.125%    2,566,314
RIVERGATE MAL                                       75,509,594    6.770%    5,112,000
SEACOAST SHOPPING CENTER                             5,404,234    9.750%      526,913
SHENANDOAH CROSSING                                    500,911   10.250%       51,343
SPRINGHURST TOWNE CENTER                            22,361,077    6.650%    1,487,012
ST CLAIR SQUARE                                     72,732,875    7.000%    5,091,301
STROUD MALL                                         32,439,702    8.420%    2,731,423
SUBURBAN PLAZA                                       8,497,420    7.875%      669,172
THE TERRACE                                         10,070,415    7.300%      735,140
TURTLE CREEK MALL                                   32,734,044    7.400%    2,422,319
UVALDE PLAZA                                           644,492   10.625%       68,477
VALLEY COMMONS                                         865,549   10.250%       88,719
VILAGE AT RIVERGATE                                  3,566,698    6.770%      241,465
WALNUT SQUARE                                          389,000   10.000%       38,900
WALNUT SQUARE                                          711,716   10.125%       72,061



                                       9

                                                   MORTGAGE    INTEREST     ANNUAL
                CENTER                           NOTE PAYABLE    RATE      INTEREST
WAUSAU CENTER                                       14,435,944    6.700%      967,208
WESTGATE CROSSING                                    9,857,285   8.5000%      837,869
WESTGATE MALL                                       46,328,499    6.950%    3,219,831
WILLOW SPRINGS PLAZA                                 4,443,892    9.750%      433,279
YORK GALLERIA                                       51,901,925    8.340%    4,328,621
                                                ---------------          -------------
                                                $1,614,022,155           $125,788,728
UNCONSOLIDATED:
GOVERNORS SQUARE                          47.5%     16,223,088    8.230%    1,335,160
PLAZA DEL SOL                             50.0%      2,504,585    9.150%      229,169
EAST TOWNE MALL                           48.0%     14,181,552    8.010%    1,135,942
WEST TOWNE MALL                           48.0%     21,925,129    8.010%    1,756,203
COLUMBIA MALL                             48.0%     18,906,939    9.893%    1,870,463
KENTUCKY OAKS MALL                        48.0%     16,239,019    9.000%    1,461,512
                                                ---------------          -------------
                                                   $89,980,311             $7,788,450
MINORITY INVESTOR INTEREST:
CARY TOWNE CENTER                           20%  ($12,477,769)    8.365%  (1,043,765)
HAMILTON CORNER                             10%      (302,247)   10.250%     (30,980)
HAMILTON PLACE                              10%    (6,988,849)   10.125%    (707,621)
THE TERRACE                                  8%      (805,633)    7.300%     (58,811)
MADISON PLAZA                               25%      (359,869)    8.250%     (29,689)
OAK HOLLOW MALL                             25%   (12,324,971)   10.625%  (1,309,528)
PARK PLACE                                   5%       (42,991)   11.125%      (4,783)
ERMC                                        25%       (38,676)    8.000%      (3,094)
UVALDE PLAZA                                25%      (161,123)   10.250%     (16,515)
                                                ---------------          -------------
                                                 ($33,502,128)           ($3,204,787)

TOTAL CONVENTIONAL FIXED RATE                   $1,670,500,338           $130,372,391
                                                                         -------------
                                                                               7.804%
                                                                         -------------
CONVENTIONAL FLOATING RATE
COST OF CAPS                                                                   $3,437
PARKWAY PLACE  50%                                   8,647,571   6.7950%      587,602
ERMC                                                   154,705   9.5000%       14,697
ARBOR PLACE                                         99,299,596   6.5773%    6,531,222
ASHEVILLE MALL                                      51,000,000   6.4523%    3,290,668
ASHEVILLE MALL  expansion                           27,211,942   6.8023%    1,851,035
COASTAL WAY  SPRING HILL FL                          7,572,003   6.7023%      507,498
CHESTERFIELD CROSSING                                7,092,784   6.7023%      475,379
GUNBARRELL POINTE                                   12,569,526   6.7023%      842,446
MERIDIAN MALL                                       80,000,000   6.5773%    5,261,832
SAND LAKE CORNER                                    14,000,000   6.6023%      924,321
SPRINGDALE MALL                                     21,597,632   6.6023%    1,425,938
SUTTON PLAZA                                        12,038,811   6.7023%      806,876
THE LANDING AT ARBOR PLACE                          11,161,711   6.5773%      734,138
REGENCY MALL                                         4,000,000   6.8100%      272,400
CITADEL MALL                                         8,500,000   7.2900%      619,650
WILLOWBROOK PLAZA                                   34,924,850   7.4523%    2,602,701
CREEKWOOD CROSSING                                   9,531,146   6.9523%      662,633
CREEKWOOD CROSSING                                   6,706,776   7.1300%      478,193
CREDIT LINE                                        278,500,000   6.4570%    17,982,417
                                               ---------------          -------------
TOTAL CONVENTIONAL FLOATING RATE                  $694,509,052            $45,875,084
                                                                         -------------
                                                                               6.605%
                                                                         -------------
CONSTRUCTION LOANS
MERIDIAN MALL EXPANSION                             11,101,709   6.2982%      699,208
THE LAKES MALL                                      15,287,864   6.5350%      999,062
                                                ---------------          -------------
TOTAL CONSTRUCTION LOANS                            26,389,573              1,698,270
                                                                         -------------
                                                                               6.435%
                                                                         -------------

TOTAL VARIABLE DEBT                               $720,898,625            $47,573,354
                                                                         -------------
                                                                               6.599%
                                                                         -------------

TOTAL CONSOLIDATED & UNCONSOLIDATED             $2,391,398,963           $177,945,744
                                                                         -------------
                                                                               7.441%
                                                                         -------------

TOTAL BALANCE SHEET DEBT                        $2,326,273,209           $173,362,082
                                                                         -------------
                                                                               7.452%
                                                                         -------------

TOTAL FIXED RATE UNCONSOLIDATED DEBT               $89,980,311             $7,788,450
                                                                         -------------
                                                                               8.656%
                                                                         -------------

TOTAL VARIABLE RATE UNCONSOLIDATED DEBT             $8,647,571               $587,602
                                                                         -------------
                                                                               6.795%
                                                                       -------------



                      CBL & Associates Properties, Inc.
                         Consolidated Balance Sheets
                (Preliminary subject to change, in thousands)


                                                                Year Ended December 31,
                                                                 2000            2000
 ASSETS
 REAL ESTATE ASSETS
 Land                                                            $ 520,512       $ 290,366
 Buildings and improvements                                      2,866,164       1,919,619
                                                                 3,386,676       2,209,985
 Less: Accumulated depreciation                                   (286,853)       (271,046)
                                                                 3,099,823       1,938,939
                                                                   120,249         101,675
                                                                 3,220,072       2,040,614
 CASH AND CASH EQUIVALENTS                                          18,254           5,184
 RECEIVABLES:
 Tenant, net of allowance for doubtful accounts                     34,396          29,641
 Other                                                               2,985           3,472

 MORTGAGE NOTES RECEIVABLE                                          12,179           8,756
 INVESTMENT IN UNCONSOLIDATED AFFILIATES                            69,013          (3,510)
 OTHER ASSETS                                                       28,823          27,898
                                                               $ 3,385,722     $ 2,112,055
                                                            ===============  =============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 MORTGAGE AND OTHER NOTES PAYABLE                                2,326,452       1,424,337
 ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                           69,096          78,228
 Total liabilities                                               2,395,548       1,502,565
 COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 14)

 MINORITY INTERESTS                                                457,805         174,665
 SHAREHOLDERS' EQUITY:
 Preferred Stock, $.01 per value, 5,000,000 share
 Authorized 2,875,000 issued
 shares issued and outstanding in 2000 and 1999                         29              29
 Common Stock, $.01 per value, 95,000,000 shares authorized            253             251
 Additional paid-in capital                                        548,168         462,480
 Accumulated deficit                                               (16,081)        (27,935)
 Total Shareholders' equity                                        532,369         434,825
                                                               $ 3,385,722     $ 2,112,055
                                                            ===============  =============


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CBL & ASSOCIATES PROPERTIES, INC.

                                              /c/ John N. Foy
                                      ------------------------------------
                                                 John N. Foy
                                           Vice Chairman,
                                          Chief Financial Officer and
                                                  Treasurer
                                          (Authorized Officer of the
                                                  Registrant,
                                        Principal Financial Officer and
                                         Principal Accounting Officer)



Date:   April 26, 2001